EXHIBIT 99.2



                                                   NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001

              Pioneer Reaches Record North America Gas Production,
                          Provides Update on Operations

Dallas, Texas, March 31, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that with the addition of production from the Falcon field, the second of five significant projects Pioneer plans to bring on stream through early 2004, it has set a new company record for North America gas production. Canyon Express, a deepwater Gulf of Mexico gas development, was the first project to start up with initial production in the third quarter of 2002. Sable, an oil development offshore South Africa, is expected to begin producing during the second quarter of 2003. Harrier, a Falcon satellite, and Devils Tower, a deepwater Gulf of Mexico oil and gas development, are expected to follow in early 2004.

Scott D. Sheffield, Chairman and CEO, stated, "Our daily North America gas production, including our 100% working interest in Falcon, has reached 560 million cubic feet per day, a record for Pioneer. With three additional projects to bring on over the next ten months, we expect that our worldwide daily production will be up approximately 80% from where we started in the second quarter of last year before Canyon Express was added, and our U.S. gas production is expected to be up approximately 180% over the same period."

Pioneer also provided an update on operations conducted during the first quarter of 2003, including results of its development and exploration drilling activities. Earlier in the quarter, the Company announced a discovery on its Harrier prospect near the Falcon field in the deepwater Gulf of Mexico and today announced in a separate press release that the discovery has been approved for development as a single-well subsea tie-back to its Falcon field. Pioneer has additional prospects on the 32 blocks it holds in the Falcon area and plans to drill two additional exploration wells this year.

Pioneer also announced a joint gas exploration program covering the shallow-water Texas shelf region of the Gulf of Mexico with plans to drill five wells in 2003 and at least three wells in 2004. The first well of the program is currently drilling, and the Company expects to add a second rig to the program during the second quarter.

Drilling operations are concluding on Pioneer's initial exploration prospect in Alaska. Three wells were drilled on the NW Kuparuk prospect to test a possible extension of the productive sands in the Kuparuk River field into the shallow waters offshore. Although all three of the wells found the sands filled with oil, they were too thin to be considered commercial. The wells also encountered thick sections of oil-bearing Jurassic-aged sands that are currently being tested. The first well flowed at a sustained rate of approximately 1,300 barrels per day and will be shut in for a pressure build-up test. The test results will be evaluated to determine the commercial viability of the Jurassic reservoir.

Onshore U.S., the Company continues its aggressive development program and is running six rigs in the Permian area, three rigs in the Gulf Coast area and four rigs in the West Panhandle and Hugoton fields. In South Texas, Pioneer has had success in extending the Pawnee gas field with the latest well test flowing 2.5 million cubic feet per day. Additional acreage has been acquired in the area and the Company plans to drill the first well on the new acreage in April. Pioneer is also successfully targeting shallow tight gas sands on its acreage in East Texas. To date in 2003, the Company has drilled 54 development wells onshore U.S. with 29 wells currently producing and 25 wells being completed.

In Canada, Pioneer drilled 16 exploratory wells to test several shallow gas plays. Seven of the wells found multiple gas- bearing zones based on open-hole logs and mud log shows. Unseasonably warm weather resulted in a very short drilling season in Canada, and the wells will have to be tested during next year's winter drilling season. Three wells were drilled to test the Slave Point formation in the Ladyfern field area. One well was successful and is currently being connected to a production pipeline, one well is being evaluated and one well was unsuccessful. In addition, 40 wells were drilled in Canada in the core


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producing  fields with 21 wells  connected  this  season.  As a result of winter drilling activities, Pioneer expects its Canadian production to increase by 16 million cubic feet of gas per day net to the Company.

As a result of a successful oil development program in Argentina where Pioneer is running three rigs, daily production rates currently exceed planned volumes. Pioneer plans to drill 40 wells in Argentina during 2003.

In Tunisia, where Pioneer plans to drill at least six wells this year, an exploration well targeting Triassic-aged sands on the Jorf block did not encounter significant hydrocarbons and was abandoned. Pioneer's second well for the year is currently drilling on the Anaguid block, and the Company plans to spud another well on the block within 30 days. Both wells target the same Silurian-aged sands as were found in the Company's Adam discovery. Development of the Adam discovery is progressing with first production expected by early summer. Pioneer plans to begin drilling a well offsetting the Adam discovery in the Borj El Khadra (BEK) block in May and plans to spud another BEK exploration well during the third quarter.

The first of three 2003 exploration wells planned in South Africa is expected to spud in early April on a prospect that is on trend with the Boomslang discovery drilled in 2001.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Document are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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